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     MidAmerican  Energy Company today announced a  restructuring  of one of its wholly owned nonregulated subsidiaries, InterCoast Energy Company, and a plan for an initial public offering of common stock in the newly restructured InterCoast. InterCoast filed a registration statement Friday, May 24 with the Securities and Exchange Commission for its initial public offering. Under the restructuring, InterCoast Energy Company has changed its name to MidAmerican Capital Company and formed a new subsidiary named InterCoast Energy Company. Under the restructured organization, InterCoast will have these wholly owned subsidiaries:
 InterCoast Oil and Gas Company,  formerly named Medallion  Production  Company,
headquartered  in  Tulsa,  Oklahoma,   which  is  engaged  in  the  development,
exploration, acquisition and production of natural gas and crude oil.
 InterCoast Gas Services Company, a natural gas marketing business.
 InterCoast  Power  Marketing  Company,   which  has  wholesale  electric  power
marketing and brokering operations.
 Continental Power Exchange, Inc., headquartered in Atlanta, Georgia, which developed and operates CPEX TM, the first market-based national electronic exchange for buying and selling of wholesale electric power and transmission services.

MidAmerican Capital will retain the marketable securities, passive investments, rail service businesses and AmGas, a retail nonregulated gas business.

The InterCoast offering will involve up to 7,072,500 shares of newly issued common stock, which will represent approximately 47 percent of the outstanding shares of common stock after the completion of the offering. The offering does not include any InterCoast shares of common stock owned by MidAmerican Energy Company. PaineWebber Inc. and Merrill Lynch & Co. will act as managing underwriters.

MidAmerican Energy Company, Iowa's largest utility, serves 635,000 electric and 600,000 natural gas customers in Iowa, Illinois, Nebraska and South Dakota. MidAmerican's common stock is traded on the New York Stock Exchange under the symbol: MEC. Corporate headquarters are in Des Moines, Iowa. MidAmerican has assets of $4.5 billion and revenues of $1.8 billion.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the preliminary prospectus may be obtained from Sue Rozema, MidAmerican Energy Company, P.O. Box 9244, Des Moines, IA 50306-9244.